UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2018

SOLITARIO ZINC CORP.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-32978 (Commission File Number)	84-1285791 (I.R.S. Employer Identification No.)

4251 Kipling Street, Suite 390
Wheat Ridge, CO 80033
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(303) 534-1030

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01	Other Matters

On December 19, 2016, the Board of Directors of Solitario Zinc Corp. (“Solitario”) approved an extension of its existing share repurchase program through December 31, 2019. The share repurchase program, as initially approved in October 2015, authorized Solitario to repurchase up to 2.0 million shares of its outstanding common stock and was set to expire on December 31, 2018.

As of December 18, 2018, Solitario has repurchased 906,000 shares under the share repurchase program at an average price of US$0.49 per share. Under the program, as now extended, Solitario will have the ability to repurchase up to the remaining 1,094,000 shares subject to potential repurchase under the program through December 31, 2019. All shares repurchased will reduce Solitario’s outstanding shares of common stock.

The timing and amount of any common stock repurchased will be determined by Solitario’s management in the open market or in privately negotiated transactions based on market conditions and other factors, including price, regulatory requirements and capital availability, and in compliance with applicable state and federal securities laws. Repurchases may also be made under Rule 10(b)-18. The program does not require the repurchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice. No repurchases will be made outside of the United States, including shares trading on the Toronto Stock Exchange. Payment for shares repurchased under the program will be funded using Solitario’s working capital.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

December 20, 2018

Solitario Zinc Corp.

By:	/s/ James R. Maronick
James R. Maronick, Chief Financial Officer